Exhibit 99.1

FORM OF SUBSCRIPTION RIGHTS CERTIFICATE

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED [            ] [    ], 2010 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM

MACKENZIE PARTNERS, INC.,

THE INFORMATION AGENT

RIGHTS CERTIFICATE #:	NUMBER OF RIGHTS:

DEL GLOBAL TECHNOLOGIES CORP.

Incorporated under the laws of the State of New York

THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 1, 2010, UNLESS EXTENDED BY THE COMPANY REGISTERED OWNER: THIS CERTIFIES THAT

is the registered owner whose name is inscribed hereon is the owner of the number of subscription rights (“Rights”) set forth above. Each whole Right entitles the holder thereof to subscribe for and purchase 1.1004 shares of common stock, with a par value of $0.10 per share, (“Common Stock”) of Del Global Technologies Corp., a New York corporation at a subscription price of $0.60 per share (the “Basic Subscription Right”), pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus. Holders who fully exercise their Basic Subscription Rights are entitled to subscribe for additional shares of Common Stock that remain unsubscribed for as a result of any unexercised Basic Subscription Rights pursuant to the terms and conditions of the Rights Offering, distributed proportionately among shareholders who exercised their oversubscription rights, as described in the Prospectus (the “Oversubscription Right”). The Rights represented by this Subscription Rights Certificate may be exercised by completing Form 1 and any other appropriate forms on the reverse side hereof and by returning the full payment of the subscription price for each share of Common Stock.

The Company’s ability to utilize its NOLs against future taxable income, if any, would be substantially reduced if it were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of an NOL after an “ownership change” to an annual amount equal to the value of the company multiplied by a government interest rate. An “ownership change” is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by “5% shareholders”. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Code:

•

Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any Common Stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of Common Stock will be treated as one stockholder.

•	Ownership may not be structured with an abusive principal purpose of avoiding these rules.

The Company has the right, in its sole and absolute discretion, to limit the exercise of Oversubscription Rights, including instructing the subscription agent to refuse to honor any exercise of Oversubscription Rights, by 5% shareholders or a subscriber to the extent its exercise of Rights might, in the Company’s sole and absolute discretion, result in a subscriber owning 5% or more of the Company’s Common Stock.

IN ORDER TO PROTECT AGAINST AN UNEXPECTED “OWNERSHIP CHANGE” FOR FEDERAL INCOME TAX PURPOSES, THE COMPANY HAS IMPLEMENTED THE FOLLOWING PROTECTION MECHANICS WHEREBY EACH SHAREHOLDER WILL EITHER MAKE THE REPRESENTATION SET FORTH IN THE FIRST BULLET POINT BELOW OR FOLLOW THE PROCEDURES SET FORTH IN THE SECOND, THIRD AND FOURTH BULLET POINTS BELOW:

•

by purchasing shares of Common Stock, each subscriber will represent to us that it will not be, after giving effect to the purchase of the Common Stock, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1.1 million shares of the Company’s Common Stock;

•

if an exercise would result in the subscriber owning more than 1.1 million shares of the Company’s Common Stock, the subscriber must notify the subscription agent at the telephone number set forth under the heading Subscription Agent;”

•	if requested, each subscriber will be required to provide us with additional information regarding the amount of Common Stock that the subscriber owns; and

•

the Company has the right to instruct the subscription agent to reduce the amount of an oversubscription exercise by the minimum amount necessary to preserve our NOLs and capital loss carryforwards against future taxable income.

By signing the subscription certificate and exercising Rights in the offering, the subscriber agrees that:

•	the protection mechanics are valid, binding and enforceable against the subscriber;

•	any purported exercise of Rights, in violation of the protection mechanics section, will be void and of no force and effect; and

•

the Company has the right to void and cancel (and treat as if never exercised) any exercise of Rights, and shares issued pursuant to an exercise of Rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If the subscriber attempts to exercise its oversubscription rights and, as a result of the limitations set forth herein, the Company is unable to issue the subscriber the full amount of shares of common stock requested, the Company will return to the subscriber any additional funds submitted promptly, without interest or deduction, and will allocate the additional shares to all other shareholders who are not so limited and who have properly exercised their oversubscription rights. Such other shareholders shall receive the additional shares in proportion to the number of shares each such other shareholder purchased through their basic subscription rights compared to the shares purchased by the remaining other shareholders purchased through their basic subscription rights.

This Subscription Rights Certificate is not valid unless countersigned by the subscription agent and registered by the registrar. Witness the seal of Del Global Technologies Corp. and the signatures of its duly authorized officers.

John J. Quicke, President and Chief Executive Officer

Mark A. Zorko, Chief Financial Officer

DELIVERY OPTIONS FOR SUBSCRIPTION RIGHTS CERTIFICATE

Delivery other than in the manner or to the addresses listed below will not constitute valid delivery.

If delivering by Hand/Mail/Overnight Courier:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

(212) 509-4000, x 536

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.

FORM 1-EXERCISE OF SUBSCRIPTION RIGHTS To subscribe for shares pursuant to your Basic Subscription Right, please complete lines (a) and (c) and sign under Form 4 below. To subscribe for shares pursuant to your Oversubscription Right, please also complete line (b) and sign under Form 4 below. To the extent you subscribe for more shares than you are entitled under either the Basic Subscription Right or the Oversubscription Right, you will be deemed to have elected to purchase the maximum number of shares for which you are entitled to subscribe under the Basic Subscription Right or Oversubscription Right, as applicable.

We will not issue fractional shares of our common stock but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole share. Any excess payment will be returned to you promptly without interest or deduction.

(a) EXERCISE OF BASIC SUBSCRIPTION RIGHT:

I exercise ____ Rights {Insert Number of Rights Being Exercised} to purchase ____ shares of Common Stock {Insert Number of Rights x 1.1004}.

Amount Enclosed = $ ____ {Insert Number of Shares Being Purchased x $0.60}.

(b) EXERCISE OF OVERSUBSCRIPTION RIGHT

If you have exercised your Basic Subscription Right in full and wish to subscribe for additional shares in an amount equal to up to [            ]% of the shares of Common Stock for which you are otherwise entitled to subscribe pursuant to your Oversubscription Right:

I exercise ____ Rights {Insert Number of Rights Being Exercised} to purchase ____ shares of Common Stock {Insert Number of Rights x 1.1004}.

Amount Enclosed = $ ____ {Insert Number of Shares Being Purchased x $0.60}.

(c) Total Amount of Payment Enclosed = $ _________

METHOD OF PAYMENT (CHECK ONE)

☐	Check or bank draft drawn on a U.S. bank, or postal telegraphic or express, payable to “Continental Stock Transfer & Trust Company, as Subscription Agent.”

☐	Money order payable to “Continental Stock Transfer & Trust Company, as Subscription Agent.” Funds paid by an uncertified check may take at least five business days to clear.

☐	Wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at JP Morgan Chase, ABA #021-000021, Account #475-508092 FBO Del Global Technologies Corp. Subscription, with reference to the rights holder’s name.

FORM 2-DELIVERY TO DIFFERENT ADDRESS

If you are a record holder and wish for the Common Stock underlying your subscription rights, a certificate representing unexercised subscription rights or the proceeds of any sale of subscription rights to be delivered to an address different from that shown on the face of this Subscription Rights Certificate, please enter the alternate address below, sign under Form 3 and have your signature guaranteed under Form 4.

FORM 3-SIGNATURE

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for this Rights Offering and I hereby irrevocably subscribe for the number of shares of Common Stock indicated above on the terms and conditions specified in the Prospectus. Under penalties of perjury, I certify that the information contained herein is correct.

Signature(s):

IMPORTANT: The signature(s) must correspond with the name(s) as printed on the reverse of this Subscription Rights Certificate in every particular, without alteration or enlargement, or any other change whatsoever.

FORM 4-SIGNATURE GUARANTEE

This form must be completed if you have completed any portion of Form 2.

Signature Guaranteed:
(Name of Bank or Firm)

By:
(Signature of Officer)

IMPORTANT: The signature(s) should be guaranteed by an eligible guarantor institution (bank, stock broker, savings & loan association or credit union) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

FOR INSTRUCTIONS ON THE USE OF DEL GLOBAL TECHNOLOGIES CORP. SUBSCRIPTION RIGHTS CERTIFICATES, CONSULT MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, AT (800) 322-2885.